AMENDMENT TO BY-LAWS

                                       OF

                             THE QUIGLEY CORPORATION

                       (EFFECTIVE AS OF SEPTEMBER 8, 1999)


         The By-Laws of The Quigley Corporation (the "Corporation"), are amended as follows, as of September 8, 1999, said amendments having been approved by a majority of the directors at a special meeting held on September 8, 1998:

         Section 2 of Article II of the Corporation's By-laws is amended and restated to read in its entirety as follows:

                  "Special Meetings of the shareholders may be held at any time and for any purpose and may be called by the chief executive officer, the board of directors or by a shareholder or shareholders holding 25% or more of the voting power of all shares entitled to vote at the meeting. A shareholder or shareholders holding the requisite percentage of the voting power of all shares entitled to vote may demand a special meeting of the shareholders by written notice of demand given to the president of the corporation and containing the purposes of such meeting. Unless requested by shareholders entitled to cast a majority of all votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of shareholders during the proceeding twelve months. The business transacted at a special meeting shall be limited to the purposes as stated in the notice of the meeting."

         Section 4 of Article III of the Corporation's By-laws is amended and restated to read in its entirety as follows:

                  "Meetings of the board of directors may be called by the president by giving at least twenty-four hours notice, or by any other two directors by giving at least five days' notice, of the date, time and place thereof to each director at his last known address by mail, telephone, telegram, facsimile or in person. If the day or date, time and place of a meeting of the board of directors has been announced at


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         a previous  meeting of the board,  no notice is required.  Notice of an adjourned meeting of the board of directors need not be given other than by announcement at the meeting at which adjournment is taken.

                  Notice of any meeting of the board of directors may be waived by any director either before, at or after such meeting orally or in a writing signed by such director. A director, by his or her attendance at any meeting of the board of directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting."

         Section 1 of Article VIII of the Corporation's By-laws is amended and restated to read in its entirety as follows:

                  "The fiscal year of the corporation shall be determined by the board of directors."

         Section 2 of Article XII of the Corporation's By-laws is deleted in its entirety.

         The amendments contained herein shall become effective on September 8, 1999. Except as herein amended, the terms and provisions of the By-Laws of the Corporation will remain unmodified and in full force and effect.

                                           THE QUIGLEY CORPORATION


                                           By:__________________________________
                                               Eric Kaytes
                                               Secretary


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